UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 17, 2010

LeMaitre Vascular, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33092	04-2825458
(Commission File Number)	(IRS Employer Identification No.)

63 Second Avenue Burlington, Massachusetts	01803
(Address of Principal Executive Offices)	(Zip Code)

(781) 221-2266

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On November 17, 2010, we issued a press release announcing the transaction described in Item 8.01 below.

The press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference. The press release and the information in Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events

On November 17, 2010, we entered into an Asset Purchase Agreement (the “Angiotech Agreement”) with Angiotech Pharmaceuticals (US), Inc., a Washington corporation, and Angiodevice International GmbH, a Swiss corporation (together, “Sellers”), to acquire from Sellers the Lifespan Vascular Graft and related manufacturing business. Assets acquired include fixed assets, inventory, select contractual commitments, permits and approvals, and legal rights. Cash, accounts receivable, insurance, and specified contractual commitments were not acquired.

The purchase price for this acquisition was $2.8 million dollars. A first payment of $2.5 million dollars was made at the closing of the acquisition, and the balance is to be paid on the first anniversary of the closing. Other provisions of the Angiotech Agreement include a three-year non-competition covenant on the part of Sellers, transitional assistance from Sellers, and mutual indemnification for losses arising out of or relating to certain breaches of, and misrepresentations under, the Angiotech Agreement.

In a related transaction, also occurring on November 17, 2010, we entered into an Asset Purchase Agreement and a Transition Agreement (together, the “Edwards Agreements”), each with Edwards Lifesciences, LLC, a Delaware limited liability company (“Edwards”), and certain of Edwards’ affiliates, for an orderly transition of Edwards’ distribution business of the Lifespan Vascular Graft in Europe and Japan from Edwards to LeMaitre, and to acquire from Edwards certain assets related to Edwards’ distribution of the product, including inventory and the Lifespan trademark.

Under the terms of the Edwards Agreements, we will pay Edwards $650,000 on the closing date and $100,000 ninety (90) days after the closing. We will also pay Edwards approximately $500,000 on the closing date to repurchase a portion of their Lifespan inventory. Under the Edwards Agreements, Edwards will provide sales and marketing cooperation, detailed customer information for Europe and Japan, assignment of most assignable customer contracts, transfer of certain registrations, and continued sale of the Lifespan Vascular Graft through Edwards in certain markets and to certain customers, for the benefit of the Company, in exchange for a service fee.

Other provisions of the Edwards Agreements include a one-year noncompetition covenant on the part of Edwards and indemnification by both parties for losses resulting from or arising out of certain breaches of, and misrepresentations under, the Edwards Agreements.

The closing of the transactions contemplated under the Edwards Agreements is subject to customary closing conditions and has been scheduled to occur on November 30, 2010.

Item 9.01.	Financial Statements and Exhibits

The following exhibit is furnished as part of this report, where indicated:

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by LeMaitre Vascular, Inc. on November 17, 2010, announcing its acquisition of assets from Angiotech Pharmaceuticals (US), Inc. and Angiodevice International GmbH, and the entering into of definitive agreements to transition Edwards Lifesciences, LLC’s Lifespan Vascular Graft business, furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEMAITRE VASCULAR, INC.

Dated: November 19, 2010	By:	/S/ AARON M. GROSSMAN
	Name:	Aaron M. Grossman
	Title:	Vice President & General Counsel